September 28, 2007

VIA E-MAIL and OVERNIGHT COURIER

Peter T. Kissinger, Ph.D.
c/o David Given
Baker Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, IN 46240

Re: Severance Agreement and Release of All Claims

Dear Peter:

As communicated to you on June 29, 2007, the Board of Directors and management team of Bioanalytical Systems, Inc. have determined to make a change that will result in the elimination of your position with the Company. You were initially placed on a two-week paid leave and given continued access to Company facilities and systems, in exchange for certain obligations on your part. That leave was subsequently extended to August 28, 2007, to give you sufficient time to consult with counsel. As you are aware, BASi announced your separation effective as of August 28 in its Form 8-K filed with the SEC that same date.

Following the discussions between your counsel and counsel for BASi, BASi is prepared to offer you a severance package with the terms detailed in this letter. Because this severance offer is a modified version of the original offer presented to you on August 11, 2007, the period spelled out in paragraph 19 below to consider this Agreement has already expired. However, in an effort to facilitate the resolution of these discussions, BASi will give you until October 5 to consider this modified version of the Agreement and to return an executed copy to BASi.

BASi has paid you all compensation due and owing for service prior to your separation date (including payment for all accrued but unused vacation), and you will not be entitled to any additional compensation from BASi or to participate in any of BASi's benefit plans (except as otherwise specifically provided herein) other than as set forth in the Agreement below. In addition, to the extent you have not already done so, you are expected to return all keys, computers, key cards, files and other Company property, of any kind, to the Company by October 5, 2007.

A.	Terms.

1.
Definitions. The terms “you” and “your” and “Kissinger” mean Peter T. Kissinger, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Kissinger employment relationship with BASi and the termination of the employment relationship. “The Parties” means Kissinger and BASi.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

2.
No Admission of Liability. This Agreement shall not in any way be construed as (a) an admission by BASi that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against BASi, or (b) an admission by Kissinger that he acted wrongfully with respect to BASi or any other person, or that BASi has any rights whatsoever against Kissinger.

3.
Resignation. Pursuant to this Agreement, Kissinger will be deemed to have resigned his employment and his position as an officer of BASi effective as of August 28, 2007. Kissinger further agrees to resign his membership on the BASi Board of Directors immediately following his appointment to an unpaid Chairman Emeritus position.

4.
Claims released by Kissinger. By signing this Agreement, Kissinger unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Kissinger signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Kissinger may have against BASi arising out of Kissinger employment and/or termination of employment with BASi. Kissinger agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Kissinger further acknowledges and agrees that he has received all compensation from BASi to which he is entitled on account of his service prior to his separation effective August 28, 2007, including pay for accrued but unused vacation. BASi and Kissinger acknowledge and agree, however, that the release/waiver of claims set forth in this paragraph 4 does not release, affect or relinquish (i) any of Kissinger's rights as a shareholder of BASi, (ii) any of Kissinger's rights (or BASi's obligations) under this Agreement or any other agreement between BASi and Kissinger executed concurrently with or subsequent to this Agreement, (iii) any rights Kissinger may have with respect to any vested benefits under any of the Company's employee retirement and/or welfare benefit plans, including without limitation under any applicable 401(k) plan or (iv) any rights Kissinger may have for indemnification of any third-party claim relating to Kissinger's service as an employee, officer and/or director of BASi. Kissinger understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with BASi. Kissinger agrees not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

5.
BASi Claims against Kissinger. BASi represents and acknowledges that its senior management is unaware of any claims it may have against Kissinger as of the date of this Agreement, including claims arising out of his service as an employee, officer and/or member of the Board of Directors.

6.
Waiver of Re-employment. Kissinger waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Kissinger does seek employment with BASi, BASi is under no obligation to consider him for employment.

7.
Payments and Benefits to be Provided to Kissinger. In exchange for and in consideration of Kissinger's agreement to release claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.
BASI agrees to pay Kissinger a severance benefit of One Hundred Seventy-Five Thousand Dollars and No Cents ($175,000.00), less tax and other deductions required by law. One half of this amount (Eighty-Seven Thousand Five Hundred Dollars and No Cents ($87,500.00), will be paid in a lump-sum payment on BASi's first regular payroll date following the Release Effective Date. The remaining half of this amount will be paid in six (6) equal monthly installments beginning in November 2007 and ending in April 2008. Unless Kissinger notifies BASi’s payroll department of a different bank account, these amounts will be deposited in the bank account that Kissinger has previously designated for direct deposit;

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

b.
Additionally, BASi shall pay Kissinger an additional monthly payment equal to the monthly premium cost to Kissinger to continue health insurance coverage for Kissinger and any covered dependents under BASi’s group health insurance program pursuant to the federal law known as COBRA (the “Monthly Payment”) for a period of twelve (12) consecutive months. Kissinger may use the Monthly Payment to pay COBRA premiums or for any other purpose. The first Monthly Payment shall be paid to Kissinger on BASi’s first regular payroll date following the Release Effective Date and the Monthly Payments shall continue thereafter for eleven (11) consecutive months. These payments will be deposited in the bank account that Kissinger has previously designated for direct deposit, unless Kissinger notifies BASi's payroll department of a different bank account.

c.	Kissinger agrees that all of his stock options, including vested and unvested stock options, shall be irrevocably terminated and of no further effect as of the date hereof.

d.
Kissinger, if he so desires, shall promptly contact the National Life Insurance Company to convert the life insurance on Kissinger's life to Kissinger. BASi shall provide reasonable assistance to Kissinger to support any such conversion of such life insurance policy to an individual policy (if such right is available under the policy). BASi shall have no obligation to fund this policy following Kissinger's separation effective as of August 28, 2007.

8.	Acknowledgement. Kissinger acknowledges that he is not entitled to any of the payments and benefits listed in paragraphs 7(a)-(b) of this Agreement unless he signs this Agreement.

9.
Non-Disparagement. In consideration of the promises made in this Agreement, Kissinger and BASi each agree that he/it shall not make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Kissinger or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence; provided, however, nothing in this paragraph 9 shall prohibit either party from making any statements as may be required or compelled by law, including without limitation pursuant to any judicial or administrative process. The Parties agree to the issuance of the press release/media statement attached hereto as Exhibit A, and each party shall have the right to make statements consistent with such press release/media statement.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

10.
Confidentiality. The parties understand that BASi will be required to file this Agreement with the SEC as part of its reporting obligations. Otherwise, BASi and Kissinger each agree to keep strictly confidential and not to disclose any of the terms of this Agreement to any third parties; provided, however, (a) any Party may disclose the terms of this Agreement as may be required by applicable law or by judicial or administrative process; (b) any Party may disclose the terms of this Agreement in any action or proceeding to enforce this Agreement or relating to the enforcement of this Agreement; (c) BASi may disclose the terms of this Agreement to its management, its counsel and its accountants; and (d) Kissinger may disclose the terms of this Agreement to his immediate family, his counsel, his accountants and his financial advisors, provided that such individuals in turn agree to keep same confidential and not make any disclosures in any manner that is inconsistent with the terms of this Agreement.

11.
Consultation with Attorney. Kissinger agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Kissinger further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

12.
Severability. Kissinger agrees that if he breaches any obligation set forth in this Agreement, BASi shall have the right to set off an amount from future payments described in this Agreement equal to the damages caused by such breach, in addition to any other remedies to which BASi may be entitled under law. The Parties further understand and agree that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

13.
Restrictive Covenants. Kissinger agrees that for the two (2) years immediately following the effective date hereof (which, in the event of a breach of this Paragraph 13 by Kissinger, shall be extended automatically by a number of days equal to the number of days during which the breach exists) (the “Restricted Period”), Kissinger shall not directly or indirectly:

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

a.	Customer Non-Solicitation. Contact, solicit or communicate with any Customer of the Company, or any Prospective Customer of the Company, for the purpose of:

i.	diverting or influencing or attempting to divert or influence any Business of the Company to a Competitor of the Company;

ii.	marketing, selling, distributing, leasing or providing any products or services in competition with the services or products offered by the Company with respect to the Company’s Business; or

iii.	otherwise interfering in any fashion with the Company’s Business or the Company's relationship with any of its Customers or Prospective Customers with respect to the Company’s Business.

b.
Employee Non-Solicitation. Solicit, hire or employ any person who is then an employee of the Company or in any way (a) cause or assist or attempt to cause or assist any employee to leave the Company or (b) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any employee of the Company to leave the Company.

c.
Activities Not Prohibited. The restrictions of this Paragraph 13  shall not be deemed to prevent Kissinger from owning (1) not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and/or (2) any issued and outstanding securities of BASi.

d.
Modification. In the event a court of competent jurisdiction determines that any of the foregoing restrictions are unreasonable in terms of geographic scope or otherwise then Kissinger and the Company agree that the court is hereby authorized to reduce the scope of said restriction through application of the blue pencil doctrine and enforce this Paragraph 13 as so reduced. If any sentence, word or provision of this Paragraph 13 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Kissinger acknowledges that all of the provisions contained in this Agreement, including the restrictions of the covenant not to compete, are reasonable and necessary to protect the legitimate interests of the Company.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

e.	Definitions.

i.
Competitor. A “Competitor” shall mean any person or entity that provides research or development resources to pharmaceutical, medical device or biotechnology companies, or that provides outsourced drug development services, biological services or products used in the development of pharmaceutical products or in pharmaceutical or biological research and competes with the Company's Business.

ii.
Customer. A “Customer” of the Company is any person or entity which, within the twenty-four (24) month period preceding the date hereof, used, leased, received or purchased or contracted to use, lease, receive or purchase any of Company’s products or services.

iii.
Prospective Customer. A “Prospective Customer” of the Company is any person or entity to which, within the twenty-four (24) month period preceding the date hereof, BASi submitted a proposal for services.

iv.
Business. The "Business" is BASi's products and services offered as an alternative to its clients' internal product development, compliance, and quality control programs and outsourced drug development services, biological services and products useful in developing pharmaceutical products and performing pharmaceutical and biological research; provided, however, (A) the “Business” includes only those products and services that BASi is providing as of the date of separation of Kissinger’s employment with BASi, and (B) the "Business" does not include the development or commercialization of the technology that is subject to the License Agreement entered concurrently herewith between BASi and Phlebotics, Inc.

14.
Acceptance of Agreement. To accept the terms of this Agreement, Kissinger must deliver this Agreement, after it has been signed and dated by him, to the undersigned in an envelope marked “Personal and Confidential" or to BASi's counsel.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

15.
Representations. BASi and Kissinger each represent and warrant that in the making and execution of this Agreement, it/he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and it/he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing it/him to enter into this Agreement.

16.
Return of BASi’s Property. Kissinger hereby represents and warrants that he has returned to BASi all of BASi’s property that was in his possession or control or that any such property will be returned to BASi by October 5, 2007. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

17.
Cooperation and Transition Assistance. Kissinger agrees that for a period of sixty (60) days following the date hereof (the "Cooperation Period") he will be available to assist BASi with transitional matters relating to his former duties with BASi, without additional compensation, provided that Kissinger's obligation to provide assistance shall consist primarily of making himself reasonably available, as BASi may reasonably request, to respond to questions and confer with BASi's officers or other designated representatives on work transition matters and nothing herein shall preclude Kissinger from engaging in other full-time employment or business activities during the Cooperation Period. BASi, in turn, agrees to allow Kissinger to serve out his current terms on such boards (excluding the Board of Directors of BASi and all of its affiliates and subsidiaries) on which he currently sits, with the express understanding that he shall have no authority to speak or act on behalf of BASi in those capacities and may not represent that he has such authority.

18.
Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on the Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

19.
Time to Consider this Agreement. Kissinger understands that he has been given forty-five (45) days from the original date of delivery of this Agreement to consider the terms of this Agreement and that, following discussions between counsel for parties, such consideration period has been extended to and including October 5, 2007. Kissinger understands that he may sign this Agreement at any time during the forty-five day period, as extended. Kissinger understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Kissinger further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 7 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Kissinger's execution of this Agreement and provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

20.
OWBPA Disclosures. Kissinger understands that the claims released by this Agreement include claims under the Age Discrimination in Employment Act, as modified by the Older Worker Benefit Protection Act ("OWBPA"). Kissinger acknowledges that he has been advised by BASi to consult with an attorney concerning the requirements of the OWBPA. By his signature below, Kissinger signifies his understanding that this Agreement satisfies the requirements of the OWBPA. In particular, Kissinger acknowledges that he has been advised (a) that the only employees being separated and offered severance benefits at this time are Kissinger and Candice Kissinger; (b) that there are no other employees in similar job classifications to these two individuals; (c) that Kissinger must sign this Agreement within the time limits described above in order to be eligible for benefits under it; and (d) that no further disclosures are required under the OWBPA.

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

Sincerely,

Bioanalytical Systems, Inc.

By:	/s/ R.M. Shepperd
Richard M. Shepperd
President and Chief Executive Officer

Peter T. Kissinger, Ph.D.
c/o David Given
September 28, 2007

My signature below represents my acceptance of all terms and conditions contained in this Agreement.

/s/ Peter T. Kissinger	September 28, 2007
Peter T. Kissinger, Ph.D.	Date

EXHIBIT A

For more information:  Richard M. Shepperd
765.463.4527
dshepperd@bioanalytical.com

BASi Announces Resignations of Peter T. Kissinger, Ph.D. and Candice B. Kissinger and Selection of Peter T. Kissinger as Chairman Emeritus of the Board of Directors

WEST LAFAYETTE, IN, October 2, 2007 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that Peter T. Kissinger, Ph.D. and Candice B. Kissinger have resigned from the Board of Directors of BASi. Dr. Kissinger has also resigned as the Chief Scientific Officer and Chairman of the Board, and Mrs. Kissinger resigned from the offices of Vice President, Secretary and Director of Research. In connection with their resignations, BASi has entered into a severance agreement with each of Dr. Kissinger and Mrs. Kissinger, as well as a license agreement for a new technology which Mrs. Kissinger has developed while with BASi. BASi also named Dr. Kissinger to be the Chairman Emeritus of its Board of Directors. This completes the negotiations regarding the departures of Dr. and Mrs. Kissinger that were previously disclosed by BASi.

Richard M. Shepperd, President and Chief Executive Officer of BASi, noted today that "all of the people of BASi wish to express their thanks to Pete and Candice Kissinger for the leadership they have provided over their years with BASi. We acknowledge all of the fine work that Pete and Candice have accomplished for BASi. On behalf of the Board, I want to thank Pete and Candice for their many years of service with BASi. We know that they have had the best interests of BASi in mind throughout their tenures."

Dr. Kissinger commented, “Candice and I had a wonderful thirty year run at BASi and it is a good time for us to move on to new opportunities. Our strengths and passions are on the technical side and we are excited to apply our skills to several entrepreneurial activities."

BASi is a contract research and research products company providing services and laboratory instruments to the world’s leading drug development companies and life science research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to management transition matters, the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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